Exhibit 10.24

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of December 16, 2011 (the “Effective Date”), by and between Health Enhancement Products, Inc. a Nevada corporation, (the “Company”), and Andrew A. Dahl (“Employee”).

Recitals:

A.

The Company desires to employ Employee as its President and Chief Executive Officer and desires to enter into an agreement with Employee setting forth the terms of that relationship and Employee desires to accept such employment with the Company on the terms and conditions set forth below.

B.

Employee is in possession of and may come into possession of, or have access to, Confidential Information (defined below) with respect to the Business (defined below).

Agreements:

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.

Term.  Subject to the termination provisions set forth in Section 8 below, the term of Employee’s employment with the Company under this Agreement shall commence on the Effective Date and shall continue thereafter for a period of twelve months from the full execution of this Agreement (the “Initial Term”); provided, however, that following the Initial Term, the term of this Agreement shall be automatically extended for successive terms of one (1) year each (each a “Renewal Term”), unless either party notifies the other party in writing of its desire to terminate this Agreement at least sixty (60) days before the end of the Initial Term or a Renewal Term then in effect (collectively, the “Employment Term”).

2.

Employment.  Throughout the Employment Term, Employee shall serve as President & Chief Executive Officer of the Company and shall diligently perform all such services, acts and things as are customarily done and performed by individuals holding such offices of companies in similar businesses and in similar size to the Company, together with such other duties as may reasonably be requested from time to time by the Board of Directors of the Company or its designee (the “Board”).  Employee shall periodically and regularly report to the Board.

3.

Compensation.  During the Employment Term, the Company shall pay or provide, as the case may be, to Employee the compensation and other benefits and rights set forth in Sections 4, 5 and 6 of this Agreement.

4.

(a)

Base Salary; Bonus.  As compensation for the services to be performed under this Agreement, the Company shall pay to Employee during the Initial Term and subsequent Renewal Terms, an annual “Base Salary”, payable in accordance with Company’s usual pay practices (and in any event no less frequently than monthly), of two hundred-forty thousand dollars ($240,000.00) in annual “Base Salary”. Notwithstanding the foregoing, pending receipt of a minimum eighty-five percent (85%) of the monies from a $2 million convertible loan agreement executed on December 2, 2011 or any other sources of an equal amount that have been deposited to the Company account,  five-thousand dollars ($5,000.00) shall be deferred until such funds are on hand, and then shall be paid to Employee  over the same period of time in which it was deferred and, at the same time, the fully monthly Base Salary payment shall also begin at $20,000 per month  In addition to his Base Salary, Employee shall be entitled to performance incentives as follows:

(b)

Revenue Contracts/ Reduced Salary.

The Employee is to receive a cash bonus representing two percent (2%) of Company gross revenue (the “Cash Bonus”), when collected by the Company, resulting from contracts or arrangements (collectively, the “Revenue Contracts”) initiated, developed and closed during Employee’s employment with the Company or after as provided below. Such Cash Bonus shall be reduced by the amount of Base Salary due within the month in which revenue is earned by the Company from such Revenue Contracts.  Such Cash Bonus shall continue for a period of up to five (5) years during Employee’s employment with the Company or up to three (3) years after the termination of employment (unless termination is pursuant to paragraph 8(b) For Cause), whichever is later.

(c)

Payments to Great Northern & Reserve Partners.  The Company agrees to provide Great Northern & Reserve Partners, LLC (“GNRP”)  the following compensation in full and complete satisfaction of all amounts owing to GNRP and the Employee prior to the date hereof (which compensation shall be subject to verification of billing records within 14 days by the Company Chief Financial Officer):

i.

Cash Payment.  The Company acknowledges its obligation under its agreement with GNRP to pay the amount of $82,500.   While this obligation remains always due until paid, the Company agrees to pay it upon receiving at least $1.5 million in cash from any source within the 12 months from the date of this Agreement.

ii.

Payment in Shares.   The Company shall issue that number of shares of Company common stock to GNRP (or its designee) within sixty (60) days of the date of this Agreement equal in value to $277,064, based on the market price or 10-day trailing average, whichever is higher, on the execution date of this Agreement.

Subject to the execution of this employment agreement, the parties shall cause the prior consulting contract dated October 19, 2009 between the Company and GNRP, which is an entity controlled by the Employee, to be terminated.

d.

Other Performance Based Compensation.    In addition, the following additional compensation and incentives are offered to Employee (collectively, “Warrant Compensation”):

i. Upon the attainment of two subsequent Benchmark Events (as defined below), the Company agrees to issue two warrants to Employee for 500,000 shares each, exercisable at $.25 per share.  The first warrant of 500,000 shares shall be issued upon identification of any bioactive agents and submission of a patent application by the Company with respect thereto (a “Benchmark Event”), with which Employee shall assist the Company.

The second warrant for 500,000 shares shall be issued to Employee or his designate with an exercise price of $.25 per share upon the Company entering into a significant agreement and receiving at least $500,000 in payments from the contracting party pursuant to and during term of such agreement (a “Benchmark Event”). If this Agreement is terminated by the Company pursuant to 8(a) or (c) below after the date such agreement is entered into by the Company and prior to receipt of the minimum $500,000 in payments, Employee shall nevertheless be entitled to receive the warrant for 500,000 shares promptly following the Company’s receipt of the minimum $500,000 in payments.

ii. A warrant for one million (1,000,000) shares at an exercise price of twenty-five cents ($.25) per share if the Company enters into a co-development partnership with a contract research organization to develop medicinal or pharmaceutical applications of any type within the balance of the Initial Term of the Employment Agreement or any subsequent Renewal Term that follows. The co-development partnership must exceed $2 million in actual cash or payment-in-kind outlay on the part of the co-development partner.  The warrant shares are still vested and eligible for exercise if the partnership or agreement begins or is initiated in any form within the term of the existing covenants. The warrant shares would also vest and remain eligible for exercise if the contract research firm, an intermediary, its venture fund or other investment firm instead acquired the Company.

iii. A warrant for one million (1,000,000) shares at an exercise price of twenty-five cents ($.25) per share if the Company enters into a nutraceutical or dietary supplement co-development partnership, remarketing or production arrangement within the balance of the Initial Term of the Employment Agreement or any subsequent Renewal Term that follows. The co-development, production or remarketing arrangement must exceed $2 million in actual cash or payment-in-kind outlay by the partner or client. The warrant shares are still vested and eligible for exercise if the partnership or agreement that begins or is initiated in any form within the term of the existing covenants. The warrant shares would also vest and remain eligible for exercise if the partner company, intermediary or an investment firm instead acquired the Company.

iv. A warrant for one million (1,000,000) shares at an exercise price of twenty-five cents ($.25) per share if the Company enters into a pharmaceutical development arrangement with a pharmaceutical company or a recognized pharmaceutical intermediary company such as a pharma venture fund or lead compound licensing entity owned or controlled by a pharma, foundation, contract research organization or investment consortium. The warrant shares are still vested and eligible for exercise if the partnership or agreement  that begins or is initiated in any form within the term of the existing covenants. The warrant shares would also vest and remain eligible if the pharmaceutical company, an intermediary or investment firm instead acquired the Company.

5.

Expenses.  The Company shall reimburse Employee for all necessary and reasonable business expenses incurred by him in the performance of his duties under this Agreement, upon presentation of expense accounts and appropriate documentation in accordance with the Company’s standard policies, as they may be amended from time to time.

6.

Benefits.  Employee, at his election, may participate, during the Employment Term, in all retirement plans, savings plans, health or medical plans and any other benefit plans of the Company generally available from time to time to other management employees of the Company and for which Employee qualifies under the terms of the plans.

7.

Services.  Employee shall perform his duties under this Agreement faithfully, diligently and to the best of his ability.  He shall serve subject to the policies and instruction of the Board, and shall devote all of his business time, attention, energies and loyalty to the Company. The expenditure of reasonable amounts of time by Employee for personal, charitable, professional or other business activities, such as an outside director position, shall not be deemed a breach of this Agreement, provided that such activities do not interfere with the services required to be rendered by Employee under this Agreement and are not contrary to the interests of the Company.  On reasonable notice, Employee shall make himself available to perform his duties under this Agreement at such times and at such places as the Company reasonably deems necessary, proper, convenient or desirable.

8.

Termination.

(a)

Death or Disability.  Employee's employment under this Agreement shall terminate automatically upon the Employee’s death or if Employee becomes Disabled.  For purposes of this Agreement, Employee shall be deemed to be “Disabled” if Employee becomes unable to perform the essential functions and responsibilities of his position with reasonable accommodation, as required under the Americans with Disabilities Act, as the same has and may be amended (the “ADA”), by virtue of physical or mental disability, as defined under the ADA.

(b)

“For Cause”.  During the Employment Term, the Company may immediately terminate this Agreement for “Cause”.  For purposes of this Agreement, “Cause” shall mean, in each case as determined by the Board:

(i)

Employee’s conviction of a felony or other crime involving moral turpitude (but not automobile related matters);

(ii)

Employee’s commission of any act or omission involving dishonesty, fraud, embezzlement, theft, substance abuse or sexual misconduct with respect to the Company, any subsidiary of the Company or any of their respective employees, vendors, suppliers or customers, the specific nature of which shall be set forth in a written notice by the Company to Employee;

(iii)

Employee’s substantial and continued neglect of or failure to perform his duties, or failure to follow a “reasonable directive of the Board,” which after written notice from the Board of such neglect or failure, has not been cured within ten (10) days after he receives such notice.  For purposes of this Agreement, “reasonable directive of the Board,” shall mean a directive that is applied equitably among the management employees of the Company;

(iv)

Employee’s gross negligence or willful misconduct in the performance of his duties; or

(v)

Employee’s misappropriation of funds or assets of the Company or any subsidiary of the Company.

(c)

No Cause.  During the Employment Term, either the Company or the Employee may voluntarily terminate this Agreement upon thirty (30) days advance written notice to the other party for any reason or no reason whatsoever.

(d)

Upon the termination of this Agreement for any reason, Employee shall be entitled to, and the Company shall pay Employee, any accrued and unpaid Base Salary covering the period of employment prior to the effective date of termination, and other performance incentives earned, as specified in 8 (e) below.

(e)

Upon the termination of this Agreement by the Company for the reasons specified in 8(c), Employee shall also be entitled to the following:

(i)

If such termination under 8(c) occurs during the initial six (6) month period after execution of this Agreement, then Employee shall be entitled to six (6) months severance pay equal to his Base Salary.  Otherwise, such severance pay shall be equal to three (3) months plus one week’s salary for each year of service (inclusive, as of the date of this Agreement, of two and one-half years already provided by Employee as consultant).

(ii)     All cash bonuses of 2% of gross sales and Bonus Shares earned from Revenue Contracts initiated in any form during Employee’s employment with the Company or within twenty four (24) months after the termination of his employment pursuant to Section 8(c).

(iii)

Employee shall be entitled to the Warrant Compensation in the event that any event triggering the right to any such Warrant Compensation occurs during or within twenty four months after the effective date of termination of Employee’s employment with the Company, as provided in applicable provision in 4.d. above.  In addition, if Employee is terminated under 8(c) above within the initial twelve month period after the effective date of this Agreement then a warrant for one million (1,000,000) shares at an exercise price of twenty-five cents ($.25) per share will be awarded to Employee.

9.

Restrictive Covenant.

(a)

The Company and Employee acknowledge and agree that for Employee to compete with the Company during the Employment Term and for a limited time after the end of the Employment Term would be contrary to the purposes for which the parties entered into this Agreement.  In order to induce the Company to enter into this Agreement, Employee covenants, warrants and agrees, for the benefit of the Company, and its respective current and future subsidiaries, Affiliates, successors and assigns (collectively, the “Protected Parties”), that, without first obtaining the express written consent of the Company, Employee, for himself or for any other Person, either as a principal, agent, employee, contractor, director, officer or in any other capacity, shall not, either directly or indirectly:

(i)

for a period of two (2) years from the termination of Employee’s employment with the Company (the “Covenant Period”), be employed by, engage in or carry on any business or undertaking which competes with the Protected Parties in the Business, or those aspects of the Business involved in the specific area of cholesterol regulation and anti-inflammatory agents unique to the Company and protected by its patents or patent applications, in the State of Michigan and in any other State in which the Protected Parties conduct the Business or take active steps to conduct the Business during the Employment Term (the “Area of Non-Competition”);

(ii)

during the Covenant Period, have any interest in, assist in any manner or in any capacity, make any loan to, or be associated with (whether as a shareholder, partner, member, associate, owner, employee, independent contractor, consultant, agent or otherwise) any Person which is deemed to be engaged in the specific aspects of the Business as they relate to cholesterol regulation and anti-inflammatory agents unique to the Company and protected by its patents or patent applications, in each case as then currently conducted, anywhere within the Area of Non-Competition; provided, however, that Employee may invest in any publicly-held entity engaged in the Business if his aggregate investment does not exceed 1% in value of the issued and outstanding voting securities of such entity;

(iii)

during the Covenant Period, request or advise any customer or supplier of any Protected Party to terminate its relationship with any Protected Party, or request or advise any person to refrain from becoming a customer or supplier of any Protected Party; or

(iv)

during the Covenant Period, solicit, induce or attempt to induce any employee or independent contractor of any Protected Party to (A) leave the employment of or terminate his, her or its contractual relationship with such Protected Party, or (B) enter into an employment or a contractual relationship with Employee or any Person in which Employee has any interest whatsoever.

(v).  during the Covenant Period, the Employee may be free to conduct the affairs of Great Northern & Reserve Partners, LLC, a privately held consulting and investment firm wholly owned and controlled by the Employee, and to serve on boards of other companies when such opportunities are offered.

(b)

The parties intend that the covenants set forth in Section 9 above shall be deemed to be a series of separate covenants, one for each and every political subdivision of each state, province and county in the Area of Non-Competition.  Employee acknowledges and agrees that the covenants set forth in Section 9 above are reasonable and valid in geographical and temporal scope and in all other respects.  If any court determines that any covenant set forth in Section 9 above, or any portion of any such covenant, is invalid or unenforceable, the remainder of the covenants set forth in Section 9 above shall not be affected and shall be given full force and effect, without regard to the invalid covenant or the invalid portion.  If any court determines that any covenant set forth in Section 9 above, or any portion of any such covenant, is unenforceable because of its duration or geographic scope, such court shall have the power to reduce such duration or scope, as the case may be, and enforce such covenant or portion in such reduced form.  The parties intend to and hereby confer jurisdiction to enforce the covenants set forth in Section 9 above upon the courts of any jurisdiction in which Employee is alleged to have committed an act in violation of any of the covenants contained here. If the courts of any one or more of such jurisdictions hold the covenants set forth in Section 9 above, or any portion of such covenants, unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions.

(c)

In the event of a breach or attempted breach of any of the covenants set forth in this Section 9, Section 10 or Section 11 below, in addition to any and all legal and equitable remedies immediately available, such covenants may be enforced by a temporary and/or permanent injunction to secure the specific performance of such covenants, and to prevent a breach or contemplated breach of such covenants, without the need to post any bond or other security of any kind.  Employee acknowledges and agrees that the remedy at law for a breach or threatened breach of any of the covenants set forth in this Section 9, Section 10 or Section 11 below, would be inadequate.  Employee acknowledges and agrees that the remedies provided for in this Agreement are cumulative and are intended to be and are in addition to any other remedies available to the Company, either at law or in equity.  In addition, Employee agrees that, in the event of a breach of the covenants set forth in this Section 9, Section 10 or Section 11 below, by Employee, he shall be liable, and shall reimburse the Company, for all fees, costs and expenses (including reasonable attorneys’ fees and other professional fees) arising out of or in any way related to the enforcement of this Covenant. The Company agrees that in the event of a dispute or breach in which the Employee prevails, the Company shall be liable, and shall reimburse the Employee, for all fees, costs and expenses (including reasonable attorneys’ fees and other professional fees) arising out of or in any way related to the enforcement of this Covenant.

(d)

The following terms shall have the meanings described below:

(i)

“Affiliate” means, as to any specified Person, any other Person controlling or controlled by or under common control with such specified Person;

(ii)

“Business” means the business of selling or licensing the specific intellectual property, products and processes developed and owned by the Company in any market or application specifically as they relate to cholesterol regulation and non-steroidal anti-inflammatory agents unique to the Company and protected by patents or patents in application held by the Company.

(iii)

“Person” means an individual, corporation, partnership, limited liability company, association, trust, joint venture, unincorporated organization, other entity or group, or a governmental authority.

10.

Intellectual Property Rights.  Employee recognizes that he may, individually or jointly with others, discover, conceive, make, perfect or develop inventions, discoveries, new contributions, concepts, ideas, developments, processes, formulas, methods, compositions, techniques, articles, machines and improvements, and all original works of authorship and all related know-how, whether or not patentable, copyrightable or protectable as trade secrets for and on behalf of the Company pursuant to this Agreement (“Inventions”).  Employee agrees that all such Inventions are the sole and exclusive property of the Company.  EMPLOYEE AGREES THAT ANY PARTICIPATION BY HIM IN THE DESIGN, DISCOVERY, CONCEPTION, PRODUCTION, PERFECTION, DEVELOPMENT OR IMPROVEMENT OF AN INVENTION IS WORK MADE FOR HIRE, AS DEFINED IN TITLE 17, UNITED STATES CODE, FOR THE SOLE AND EXCLUSIVE BENEFIT OF THE COMPANY AND EMPLOYEE HEREBY ASSIGNS TO THE COMPANY ALL OF HIS RIGHTS IN AND TO SUCH INVENTIONS.  Employee shall maintain adequate and current written records of all Inventions, which shall remain the property of the Company and be available to the Company at all times.  At the Company’s request, Employee shall promptly sign and deliver all documents necessary to vest in the Company all right, title and interest in and to any Inventions.  If the Company is unable, after reasonable effort, to secure Employee’s signature on any document needed to vest in the Company all right, title and interest in and to any Inventions, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution and enforcement of patents, copyrights or similar protections with the same legal force and effect as if executed by Employee.

11.

Confidentiality.  Employee acknowledges and agrees that he shall treat all Confidential Information (as defined below) in a confidential manner, not use any Confidential Information for his own or a third party’s benefit and not communicate or disclose, orally or in writing, any Confidential Information to any person, either directly or indirectly, under any circumstances without the prior written consent of the Company.  Employee further agrees that he shall not utilize or make available any Confidential Information, either directly or indirectly, in connection with his solicitation of employment or acceptance of employment with any third party.  Employee further agrees that he will promptly return (or destroy if it cannot be returned) to Company all written or other tangible evidence of any Confidential Information and any memoranda with respect thereto which are in his possession or under his control upon Company’s request for the return of such items.  Notwithstanding this Section 11, Employee may disclose Confidential Information if required (and then only to the extent required) by applicable law; provided, however, that prior to any such disclosure, Employee must provide the Company with written notice of such pending disclosure, sufficiently in advance thereof so as to allow the Company a reasonable opportunity to contest such required disclosure.

For the purposes of this Agreement, the term “Confidential Information” shall include all proprietary information related to the Business, including, but not limited to, processes, ideas, techniques, Inventions, methods, products, services, research, purchasing, marketing, selling, customers, suppliers or trade secrets.  All information which Employee has a reasonable basis to believe to be Confidential Information, or which Employee has a reasonable basis to believe the Company or any of its Affiliates treat as Confidential Information, shall be deemed to be Confidential Information.  Notwithstanding the foregoing, information shall not be deemed to be Confidential Information if it is generally known and publicly available, without the fault of Employee and without the violation by any person of a duty of confidentiality or any other duty owed to any Protected Party.

12.

Notices. All notices, requests, consents and other communications, required or permitted to be given under this Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested addressed as set forth below. In addition, a party may deliver a notice via another reasonable means that results in the recipient party receiving actual notice, as conclusively demonstrated by the party giving such notice.

If to the Company:

Phillip M. Rice II, Chief Financial Officer

Health Enhancement Products, Inc.

c/o Legacy Results

29193 Northwestern HWY Suite 477

Southfield, MI 48034-1006

Cell: 586 665 9000

Fax: 248 869 6006

price@legacy-results.com

With a required copy to:

Laith Yaldoo

c/o Financial Transaction Services, Inc.

2804 Orchard Lake Road

Keego Harbor, MI  48320

laith@ftservice.com

If to Employee:

Andrew A Dahl

7 West Square Lake Road

Bloomfield Hills, Michigan USA 48302

Cell: 248 978 3911 Fax: (248) 341-3411

adahl@greatnorthreserve.com

With a required copy to:

Laith Yaldoo

c/o Financial Transaction Services, Inc.

2804 Orchard Lake Road

Keego Harbor, MI  48320

laith@ftservice.com

13.

Miscellaneous.

(a)

The failure of any party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.  The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

(b)

This Agreement has been executed in, and shall be construed and enforced in accordance with the laws of, the State of Michigan.

(c)

The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

(d)

This Agreement sets forth the entire understanding and agreement of Employee and the Company with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral, in respect thereof.  No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

(e)

The rights and obligations of Company under this Agreement shall inure to the benefit of, and shall be binding on, Company and its successors and assigns. This Agreement is personal to Employee and he may not assign his obligations under this Agreement in any manner whatsoever and any purported assignment shall be void.  The Company, however, may assign this Covenant in connection with a sale of all or substantially all of its equity interests or assets.

(f)

The parties acknowledge that each of them has equally participated in the final wording of this Agreement. Accordingly, the parties agree that this Agreement shall be construed equally against each party and shall not be more harshly construed against a party by reason of the fact that a particular party's counsel may have prepared this Agreement.

(g)

The headings and captions used in this Agreement are for convenience of reference only and shall not be considered in interpreting this Agreement.

(h)

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

(i)

Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required under federal, state or local law.

[Signatures to follow on next page]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

EMPLOYEE:

/s/ Andrew Dahl

Andrew A. Dahl

HEALTH ENHANCEMENT PRODUCTS, INC. “COMPANY”

/s/ Philip Rice

By: Philip M. Rice, II, CFO